UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 13, 2007

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 8.01 Other Events

(a.) On December 13, 2007, KEMET Corporation (“KEMET” or the “Company”) announced its intention to offer, subject to market and other conditions, approximately $125 million aggregate principal amount of convertible senior notes due 2027, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, KEMET expected to grant the initial purchaser a 30 day option to purchase up to an additional $25 million principal amount of the notes. The terms of the notes to be offered were to be determined by negotiations between KEMET and the initial purchaser of the notes. KEMET intended to use the net proceeds from the offering to fund future acquisitions, if any, and for general corporate purposes. KEMET considers acquisitions from time to time and has commenced preliminary discussions for an acquisition of a complementary business that had revenues and net income in excess of approximately $85 million and $5 million, respectively, for the year ended December 31, 2006, and revenues and net income in excess of approximately $40 million and $2 million, respectively, for the six months ended June 30, 2007. There is no assurance that any such contemplated acquisitions will be completed.

(b.) On December 13, 2007, KEMET Corporation announced it had postponed its previously announced proposed senior convertible notes offering due to volatile market conditions.

The Company had proposed to offer the notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes proposed to have been offered and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws.

Copies of these Press Releases are furnished as Exhibit 99.1 and 99.2 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a)          Not applicable

(b)          Not applicable

(c)          Not applicable

(d)         Exhibits

99.1                           Press Release, dated December 13, 2007 issued by the Company.

99.2                           Press Release, dated December 13, 2007 issued by the Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 18, 2007	KEMET Corporation

/s/ David E. Gable

David E. Gable

Executive Vice President and

Chief Financial Officer